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                    Exhibit 23.2 Consent of Radics & Co., LLC


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                         [RADICS & CO., LLC LETTERHEAD]


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We hereby consent to the use of our report dated April 29, 2003, on the financial statements of Clifton Savings Bank, S.L.A. (the "Savings Bank") as of

March 31, 2003 and 2002, and for each of the years in the three-year period ended March 31, 2003, in the Registration Statement on Form S-1 and the Holding

Company Application on Form H-(e)1-S filed by Clifton Savings Bancorp, Inc. and in the Notice of Mutual Holding Company Reorganization on Form MHC-1 and

Application for Approval of Minority Stock Issuance on Form MHC-2 filed by the

Savings Bank, all relating to the mutual holding company reorganization of the

Savings Bank. We further consent to the reference to our firm under the heading

"Experts" in the Prospectus.


/s/ Radics & Co., LLC

Pine Brook, New Jersey

January 20, 2004